UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2012 (August 31, 2012)

IVEDA SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53285	20-2222203
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 South Alma School Road, Suite 8500 Mesa, Arizona		85210
(Address of Principal Executive Offices)		(Zip Code)

(480) 307-8700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Iveda Solutions, Inc. (the “Company”) has announced that Brian Duling, age 54, has been appointed to serve as Chief Financial Officer and Treasurer of the Company, effective August 31, 2012. As Chief Financial Officer and Treasurer, Mr. Duling will oversee the financial well-being of the company and all aspects of accounting and finance, administration, and human resources functions. Mr. Duling will also direct investor relations and capital strategies to support the Company’s growth. Mr. Duling will report to David Ly, the Company’s President and CEO. Mr. Duling’s employment will be at-will.

Mr. Duling has over 25 years’ experience as a chief financial officer, and also has held other executive level positions, for both private and publicly-held companies. Prior to joining the Company, Mr. Duling served as Chief Financial Officer and Chief Operating Officer at PSS, Inc., full time from 2009 to 2011, and then part-time in 2012. PSS, Inc. is a private company that assists businesses improve their customer service and communications systems by transitioning customer contact centers into integrated multi-media centers, optimizing and supporting customer platforms and applications, and providing interactive voice response (IVR) solutions. Also during this time, from 2009 to 2012, Mr. Duling worked on a part-time basis as Chief Financial Officer at Global Profit Technologies, Inc. (GLPT:PK). This publicly-traded company provides proprietary foreign exchange trading software, which enables traders to trade foreign exchange currencies in an automated manner. At Global Profit Technologies, Inc., Mr. Duling managed all financial, accounting, and reporting activities, as well as investor relations. Prior to this, from 2006 to 2009, Mr. Duling served as Executive Vice President of Administration and Chief Financial Officer of Cology, Inc., a private company that provides student loan origination technology and services to lenders. Here, he managed all administrative functions including finance, human resources, legal, and internal IT; provided financial and strategic guidance to the corporate executive leadership team; and lead the due diligence processes and subsequent integrations in connection with the company’s acquisition of two technology firms. From 2002 to 2005, Mr. Duling served as Chief Financial Officer of Trimble Mobile Solutions, a wholly-owned subsidiary of Trimble Navigation (NASDAQ: TRMB), an integrator of wireless, GPS, and web-based software information technology. From 1998 to 2002, Mr. Duling served as Chief Financial Officer of Tiros Corporation, an international developer of high-tech equipment for semiconductor manufacturers. Prior to Tiros, from 1992 to 1998, Mr. Duling was the Chief Financial Officer and Chief Operations Officer at Wordlink, Inc., a provider of IT consulting, software development, and Internet services. From 1986 to 1992, Mr. Duling worked at Cellular One, a wholly owned subsidiary of SBC Communications (NYSE:T). Mr. Duling was initially hired as Controller in 1986, and then was promoted to Chief Financial Officer and Vice President of Finance in 1988.

Currently, Mr. Duling serves on the Board of Directors of Global Profit Technologies, Inc. (from 2008 to present); and on the advisory board of directors of eResource Planner (from 2005 to present), a private company that provides workforce management applications and services. From 2006 to 2008, Mr. Duling served on the Board of Directors of Cology, Inc. From 2005 to 2007, Mr. Duling served on the advisory board of directors of ETN, LTD., a private company that offers personal estate planning services. Mr. Duling has a Bachelor of Business degree from Western Illinois University, a Master of Business Administration degree from the Keller Graduate School of Management in Chicago, IL, and is a member of the Institute of Internal Auditors.

Mr. Duling will receive an annual base salary of $115,000. In connection with the appointment, the Company granted Mr. Duling a stock option to purchase 200,000 shares of the Company’s common stock under the Company’s 2010 Stock Option Plan, as amended, at an exercise price of $1.10 per share, the fair market value on the date that the board of directors approved the grant (August 9, 2012). The option has a ten year term. The option vested with respect to 50,000 shares on the date of grant; and the option will vest with respect to 25,000 additional shares on each six-month anniversary of the date of grant, until the option becomes fully vested. Mr. Duling is also eligible to participate in the Company’s employee benefit plans and arrangements on the same basis as generally made available to the Company’s other senior executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iveda Solutions, Inc. (Registrant)
Date: September 5, 2012	By:	/s/ Luz Berg
Luz Berg Chief Operating Officer and Corporate Secretary